Exhibit 4.2

TRANSOMA MEDICAL, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of February 26, 2007, by and among Transoma Medical, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule 1 (each an “Investor” and, collectively, the “Investors”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, certain of the Investors hold “Series A Shares,” as defined herein (the “Series A Investors”) and certain of the Investors hold “Series B Shares,” as defined herein (the “Series B Investors”), each of which are convertible into “Common Shares,” as defined herein, and possess certain rights pursuant to the Amended and Restated Investor Rights Agreement dated as of September 23, 2005, by and among the Company and such Series A Investors and Series B Investors (the “Prior Agreement”);

WHEREAS, Article 17 of the Prior Agreement provides that the Prior Agreement may be amended by a writing signed by the Company and the holders of at least a majority of the “Registrable Securities” then outstanding, as defined herein;

WHEREAS, the Company proposes to sell, and certain of the Investors (the “Series C Investors”) wish to purchase, Series C Convertible Preferred Stock, par value $.001 per share, of the Company pursuant to that certain Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, as a condition to the obligations of the Series C Investors under the Purchase Agreement, the Company has agreed to amend and restate the Prior Agreement in full to grant registration and other rights to the Investors and to make certain covenants on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Definitions. Unless the context requires otherwise, the terms defined in this Article 1 shall have the following meanings for all purposes of this Agreement:

1.1.          “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

1.2.          “Cause” means an involuntary termination of employment for any of the following, as determined in good faith by the Company’s board of directors: (i) the employee commits an act or acts of personal dishonesty intended to result in the employee’s personal gain at the expense of the Company, (ii) the employee willfully and materially violates his or her obligations to the Company (including willful and material violations of, or failure to comply with, Company policies) and does not remedy those violations within 30 days after receipt of written notice of such violations from the Company, (iii) the employee is convicted of or pleads nolo contendere to any felony criminal misconduct, or (iv) the employee abuses alcohol or other substances in a manner that has a detrimental effect on the performance of his or her responsibilities to the Company and does not cease such abuse promptly after receipt of written notice from the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by such employee in good faith and in the best interests of the Company.

1.3.          “Change in Control” means (i) the sale, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to one or more persons or entities that are not (prior to such transaction) Affiliates of the Company or (ii) an acquisition of the Company’s capital stock (other than from the Company) or a merger or consolidation to which the Company is a party, if the stockholders of the Company immediately prior to the effective date of such acquisition, merger or consolidation own less than 50% of the combined voting power of the surviving corporation’s then outstanding securities immediately after the effective date of such merger, acquisition or consolidation; provided, however, that a transaction or series of transactions resulting in the separation of the human and animal product businesses of the Company or a similar reorganization, recapitalization or spinoff shall not constitute a “Change in Control” for the purposes of this Agreement.

1.4.          “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.5.          “Common Shares” means the common stock of the Company’s authorized capital stock, $.001 par value per share, and shall also include capital stock of any other class of the Company which is not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption.

1.6.          “Constructive Discharge” means a material alteration of an employee’s employment without the employee’s prior consent in any of the following manners: (i) the employee is assigned employment responsibilities which are not substantially comparable to his or her then existing employment responsibilities, (ii) the Company reduces the employee’s base salary, eligibility for bonuses or stock options from that currently in effect (other than in connection with reductions in the salaries, eligibility for bonuses or stock options of substantially all of the Company’s employees), (iii) the Company requires the employee to be based at a location that is more than 30 miles from the location of the employee’s then-current place of employment, or (iv) the Company fails to provide employee benefit plans, programs, policies and practices to the employee and his or her family and dependents (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to the employee as the benefits then provided by the Company (other than in connection with reductions in benefits or increases in costs for benefits that affect substantially all of the Company’s employees).

1.7.          “Equity Securities” means (i) Common Shares, rights, options or warrants to purchase Common Shares, (ii) any security other than Common Shares having voting rights in the election of the Board of Directors, not contingent upon a failure to pay dividends, (iii) any security convertible into or exchangeable for any of the foregoing, except that Equity Securities shall not include the Preferred Shares, or Non-Participating Shares issued or issuable upon automatic conversion of any Preferred Shares pursuant to Section 4.3(E)(7) of the Company’s Second Amended and Restated Certificate of Incorporation, and (iv) any agreement or commitment to issue any of the foregoing.

1.8.          “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

1.9.          “Initial Offering” means the Company’s first firm commitment underwritten offering of Common Shares to the public, either on behalf of the Company or any of its security holders, pursuant to an effective registration statement under the Securities Act.

1.10.        “Non-Participating Shares” means, collectively, the Company’s Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock.

1.11.        “Preferred Shares” means, collectively, the Series A Shares, the Series B Shares and the Series C Shares.

1.12.        “Pro Rata Share” means, for each Investor, the proportion that (a) the number of Common Shares (including all Common Shares issued or issuable to such Investor upon conversion of the Preferred Shares or upon exercise of outstanding warrants or options held by such Investor) of which such Investor is deemed to be a holder bears to (b) the sum of (i) the total number of Common Shares then outstanding, (ii) the total number of Common Shares (including the Common Shares issuable upon the conversion of the Preferred Shares or Non-Participating Shares) then issuable upon exchange or conversion of any outstanding securities exchangeable for or convertible into Common Shares and (iii) the total number of Common Shares then issuable upon the exercise of then-outstanding options, warrants and other rights to acquire Common Shares (whether or not such options, warrants and other rights are then vested).

1.13.        The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

1.14.        “Registrable Securities” means (a) the Common Shares at any time issued or subject to issuance upon the conversion of the Preferred Shares and (b) any Common Shares issued as (or subject to issuance upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (a) above; excluding, in all cases, however, any Registrable Securities when (aa) such securities shall have been sold to the public either (i) pursuant to a registration statement that has been declared effective under the Securities Act or (ii) pursuant to Rule 144, (bb) such securities shall be eligible to be distributed pursuant to

Rule 144 under the Securities Act in a single three-month period by the holder thereof or (cc) such securities shall have ceased to be outstanding.

1.15.        “Registration Expenses” shall mean the expenses described in Article 5.

1.16.        “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute thereto.

1.17.        “Series A Shares” shall mean the shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company issued to the Investors, and any securities (other than Common Shares) into which such shares may hereafter be changed or converted, including shares of the Company’s Series A-1 Convertible Preferred Stock.

1.18.        “Series B Shares” shall mean the shares of the Series B Convertible Preferred Stock, par value $.001 per share, of the Company issued to the Series B Investors, and any securities (other than Common Shares) into which such shares may hereafter be changed or converted, including shares of the Company’s Series B-1 Convertible Preferred Stock.

1.19.        “Series C Shares” shall mean the shares of the Series C Convertible Preferred Stock, par value $.001 per share, of the Company issued to the Series C Investors pursuant to the Purchase Agreement, and any securities (other than Common Shares) into which such shares may hereafter be changed or converted, including shares of the Company’s Series C-1 Convertible Preferred Stock.

2.             Demand Registration

2.1.          At any time after the earlier of (i) August     , 2009 or (ii) six (6) months after the effective date of the Initial Offering and subject to Section 2.2, if the Company shall at any time receive a written request from the record holder or holders of at least thirty percent (30%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the public offer and sale of Registrable Securities the aggregate public offering price of which would equal or exceed $7,500,000, the Company shall prepare and file, within seventy-five (75) days of the receipt thereof, a registration statement under the Securities Act covering such number of Registrable Securities as are the subject of such request and shall use its best efforts to cause such registration statement to become effective within ninety (90) days of the filing of such registration statement. The Initiating Holders may elect that the offering shall be underwritten by an underwriter or underwriters selected by a majority-in-interest of the Initiating Holders and reasonably acceptable to the Company, and the Initiating Holders shall include the names of such underwriters in the notice for registration referred to in the preceding sentence. Upon the receipt of a registration request meeting the requirements of this Section 2.1, the Company shall, within ten (10) business days of the receipt thereof, give written notice to all other record holders of Registrable Securities that such registration is to be effected. The Company shall include in such registration statement such additional Registrable Securities as such other record holders request in writing within thirty (30) days after the date of the Company’s written notice to them. If (a) the holders of a majority of the Registrable Securities for which registration has been requested pursuant to this Section 2.1 determine for any reason not to proceed with the registration at any time before the related registration statement has been declared effective by the Commission, (b) such registration statement previously filed with the Commission has been withdrawn and (c) the holders of the Registrable Securities subject to such registration statement agree to bear their own Registration Expenses incurred in connection with such registration and to reimburse the Company for the Registration Expenses incurred by it in connection therewith or if such registration statement previously filed with the Commission has been withdrawn at the initiative of the Company, then the holders of the Registrable Securities shall not be deemed to have exercised a demand registration right pursuant to this Section 2.1, provided, however, that such holders of Registrable Securities shall not bear any Registration Expenses for a registration request that is subsequently withdrawn by such holders if holders of a majority of the Registrable Securities then outstanding agree to forfeit their rights to one demand registration under this Section 2.1; provided, further, however, that, if at the time a registration is terminated at the request of holders of Registrable Securities, such holders have learned of a material adverse change in the condition, business or prospects of the Company not known for such holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then such holders of Registrable Securities shall not be required to pay any Registration Expenses and shall retain their rights under this Article 2. Notwithstanding the foregoing, the Company may defer the filing of any registration statement requested pursuant to this Section 2.1 for a period not to exceed one hundred and twenty (120) days if the Company shall furnish to record holders requesting registration pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time; provided, however, that such right to defer such filing shall be exercised by the Company not more than once in any twelve-month period. The Company shall be obligated to prepare, file and cause to become effective only two registration statements pursuant to this Section 2.1.

2.2.          Notwithstanding anything to the contrary contained herein, at any time within forty-five (45) days after receiving a demand for registration pursuant to Section 2.1, if such demand does not involve an underwritten offering, the Company may elect to effect an underwritten primary registration in lieu of the requested registration. If the Company so elects, the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and shall afford such holders the rights contained in Article 3 with respect to “piggyback” registrations. In such event, the holders of the Registrable Securities shall not be deemed to have exercised their demand registration right pursuant to Section 2.1 with respect to such registration and the Company shall bear all Registration Expenses.

2.3.          From and after the date on which the Company first consummates an Initial Offering, if the Company shall at any time receive a written request from the record holder or holders of Registrable Securities requesting that the Company file a registration statement on Form S-3 covering the public offer and sale of Registrable Securities the aggregate public offering price of which would equal or exceed $1,000,000 and the Company is eligible to use Form S-3 to register the public sale of such Registrable Securities, then the Company shall prepare and file a registration statement on such form covering such number of Registrable Securities as are the subject of such request within thirty (30) days of such request and shall use its best efforts to cause such registration statement to become effective within ninety (90) days of the filing of such registration statement. Upon the receipt of a registration request meeting the requirements of this Section 2.3, the Company shall promptly give written notice to all other record holders of Registrable Securities that such registration is to be effected. The Company shall include in such registration statement such additional Registrable Securities as such other record holders request in writing within thirty (30) days after the effective date of the Company’s written notice to them. Notwithstanding the foregoing, the Company may defer the filing of any registration statement requested pursuant to this Section 2.3 for a period not to exceed ninety (90) days if the Company shall furnish to record holders requesting registration pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time; provided, however, that such right to defer such filing shall be exercised by the Company not more than twice in any twelve-month period.

2.4.          Notwithstanding any provision in this Article 2, in the event a distribution under this Article 2 is to be underwritten, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to such record holders of Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting including shares proposed to be offered by the Company. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

3.             Piggyback Registration

3.1.          Each time that the Company determines to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed public offering of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, Form S-8 or other form not permitting the inclusion of shares of selling securities holders), the Company shall give written notice of its determination to all record holders of Registrable Securities at least twenty (20) days prior to filing of any registration statement. Upon the written request of a record holder of any Registrable Securities given within twenty (20) days after the effective date of any such notice from the Company, the Company shall, except as herein provided, cause all Registrable Securities the registration of which is requested to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities, to be so registered; provided, however, that nothing herein shall prevent the Company from, at any time, abandoning or delaying any such registration; and provided, further, that if the Company determines not to proceed with a registration after the registration statement has been filed with the Commission, and the Company’s decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by the Company, the Company shall promptly complete the registration for the benefit of those selling security holders who wish to proceed with such offering of their Registrable Securities and who agree to bear all of the Registration Expenses incurred by the Company as the result of such registration after the Company has decided not to proceed. Record holders of at least a majority of the Registrable Securities then outstanding may elect to have a registration that is continued as provided in the preceding sentence count as a demand registration under Section 2.1 (if it otherwise meets the requirements of Section 2.1), for which the Company shall pay all Registration Expenses.

3.2.          If any registration pursuant to Section 3.1 is underwritten in whole or in part, the Company may require that the Registrable Securities included in the registration be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If, in the good faith judgment of the managing underwriter(s) of the public offering, the inclusion of all of the Registrable Securities originally covered by requests for registration would reduce the number of shares to be offered by the Company or interfere with the successful marketing of the shares offered by the Company, the number of Registrable Securities to be included in such public offering may be reduced in the following manner: first, securities held by officers and directors of the Company shall be excluded from such underwritten public offering to the extent required by the managing underwriter(s); second, if a further reduction is required, any securities, other than Registrable Securities, proposed to be sold by persons other than the Company shall be excluded; and third, if a further reduction is required, the Registrable Securities requested to be included shall be reduced, pro rata, among the requesting holders thereof in proportion to the number of Registrable Securities included in their respective requests for registration; provided, however, that in no event shall the amount of securities of the selling holders of Registrable Securities be reduced below thirty percent (30%) of the total securities to be included in such offering, unless such offering is the Initial Offering and was initiated by the Company pursuant to this Article 3, in which case the selling holders of Registrable Securities may be excluded if the underwriters make the determination described above and no other stockholders’ securities are included in such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded or withdrawn from the registration. For any holder of Registrable Securities which is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “holder,” and any pro rata reduction with respect to such holder shall be based upon the aggregate number of shares carrying registration rights owned by all such related entities and individuals  The Registrable Securities that are excluded from such registration shall be subject to the provisions of Article 9.

4.             Registration Procedures. If and whenever the Company is required by the provisions of Article 2 or Article 3 to effect a registration of Registrable Securities under the Securities Act, the Company shall, as expeditiously as possible and as provided in such Article:

4.1.          In the case of a demand registration pursuant to Section 2.1, prepare and file with the Commission the requisite registration statement to effect such registration (including such audited financial statements as may be required by the Securities Act or the rules and regulations thereunder) and use its best efforts to cause such registration statement to become effective; provided, however, that as far in advance as practical before filing such registration statement or any amendment thereto, the Company shall furnish counsel for the requesting holders of Registrable Securities with copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits), and any such holder shall have the opportunity to object to any information pertaining solely to such holder that is contained therein and the Company shall make the corrections reasonably requested by such holder with respect to such information prior to filing such registration statement or amendment.

4.2.          Prepare and file with the Commission such amendments and supplements to such registration statement and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (a) such time as all of the Registrable Securities included in such registration statement have been disposed of in accordance with the intended methods of disposition by the holder or holders thereof as set forth in such registration statement or (b) one hundred twenty (120) days after such registration statement becomes effective.

4.3.          Promptly notify each requesting holder and the underwriter or underwriters, if any, of:

(a)           when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

(b)           any written request by the Commission for amendments or supplements to such registration statement or prospectus;

(c)           any notification received by the Company from the Commission regarding the Commission’s initiation of any proceeding with respect to, or of the issuance by the Commission of, any stop order suspending the effectiveness of such registration statement; and

(d)           the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.

4.4.          Furnish to each holder of Registrable Securities included in such registration statement such number of conformed copies of such registration statement and of each amendment and supplement thereto, and such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such seller’s Registrable Securities, and such other documents, as such holder may reasonably request to facilitate the disposition of its Registrable Securities.

4.5.          Use its best efforts to register or qualify all Registrable Securities included in such registration statement under the securities or “blue sky” laws of such states as each holder of Registrable Securities shall reasonably request and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such states of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required to (a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 4.5 be obligated to be so qualified, or (b) consent to general service of process in any such jurisdiction.

4.6.          Use its best efforts to cause all Registrable Securities included in such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable each holder thereof to consummate the disposition of such Registrable Securities.

4.7.          Notify each holder whose Registrable Securities are included in such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such holder promptly prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that for a total of not more than thirty (30) trading days, the Company may delay the preparation and filing of such amendment or supplement, if disclosure of such information at the time would be, in the good faith opinion of the Company, seriously detrimental to the Company.

4.8.          In the event of an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

4.9.          Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission.

4.10.        Use its best efforts to cause all Registrable Securities included in such registration statement to be listed, upon official notice of issuance, on each securities exchange or quotation system on which any of the securities of the same class as the Registrable Securities are then listed.

4.11.        Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

4.12.        The Company may require each holder whose Registrable Securities are being registered to, and each such holder, as a condition to including Registrable Securities in such registration statement, shall, furnish the Company and the underwriters with such information and affidavits regarding such holder and the distribution of such Registrable

Securities as the Company and the underwriters may from time to time reasonably request in writing in connection with such registration statement. At any time during the effectiveness of any registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, it shall immediately notify the Company of such change.

4.13.        Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.7, each holder shall forthwith discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder receives the copies of the supplemented or amended prospectus contemplated by Section 4.7 and, if so directed by the Company, shall deliver to the Company all copies, other than permanent file copies, then in such holder’s possession of the earlier prospectus relating to such Registrable Securities that includes the untrue statement of a material fact or omits to state the material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.14.        If such securities are being sold through underwriters, furnish, at the request of any such underwriter and on the date that such Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to such underwriters, addressed to the underwriters and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to such underwriters, addressed to the underwriters.

4.15.        If such securities are being sold in a registration pursuant to Section 2.1 but are not being sold through underwriters, furnish, at the request of any holder requesting registration of Registrable Securities and on the date the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given in connection with such offerings and reasonably satisfactory to a majority-in-interest of the holders of Registrable Securities requesting registration, addressed to the holders requesting such opinion and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants in connection with such offerings and reasonably satisfactory to a majority-in-interest of the holders of Registrable Securities requesting registration, addressed to the holders requesting such letter.

5.             Expenses. With respect to any registration requested pursuant to Article 2 (except as otherwise provided in such Article with respect to a registration voluntarily terminated at the request of the requesting holders of Registrable Securities), or Article 3 (except as otherwise provided in such Article with respect to a registration continued by holders of Registrable Securities who wish to proceed with a public offering of securities that is withdrawn by the Company), the Company shall bear all of the expenses (“Registration Expenses”) incident to the

Company’s performance of or compliance with its obligations under this Agreement in connection with such registration including, without limitation, all registration, filing, securities exchange listing and NASD fees, all registration, filing, qualification and other fees and expenses or complying with state securities or “blue sky” laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, premiums and other costs of any policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered obtained by the Company (it being understood that the Company shall have no obligation to obtain such insurance) and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but excluding underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities and any fees and disbursements of counsel (other than the reasonable fees and disbursements of one counsel for the holders of the Registrable Securities, which the Company shall bear) and accountants to the holders of the Registrable Securities, which discounts, commissions, transfer taxes, fees and disbursements shall in any registration be payable by the holders of the Registrable Securities being registered, pro rata in proportion to the number of Registrable Securities being sold by them.

6.             Indemnification.

6.1.          The Company shall, to the full extent permitted by law, indemnify and hold harmless each holder of Registrable Securities which are included in a registration statement pursuant to the provisions of this Agreement, and its directors, officers, members and partners, any underwriter for such holder and each other person, if any, who controls such holder within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities, joint or several (collectively,  “Losses”) to which such holder or any such director, member, officer, partner, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in a registration statement prepared and filed hereunder, any preliminary, final or summary prospectus contained therein or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement and the Company shall reimburse the holder and each such director, officer, member, partner, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such Losses (or action or proceeding in respect thereof); provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon (a) an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with written information furnished by such holder specifically for use in the preparation of the registration statement or (b) such holder’s failure (or the failure of any underwriter or other agent for such holder) to send or give a copy of the final prospectus to the persons asserting an untrue statement or alleged untrue statement, provided that such holder (or such underwriter or other agent) had an affirmative duty to send or give a copy of such final prospectus to such persons, or such holder’s omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such director, officer, member, partner or controlling person of such holder and shall survive the transfer of such securities by such holder. The Company shall also indemnify each other person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors, and members and partners, and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent provided above with respect to holders of Registrable Securities.

6.2.          Each holder of Registrable Securities which are included in a registration pursuant to the provisions of this Agreement shall, to the full extent permitted by law, indemnify and hold harmless the Company, its officers who have signed the registration statement, directors and each other person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other holder of Registrable Securities selling securities under such registration statement or any of such holder’s partners, directors, officers, underwriters or any person who controls such holder within the meaning of the Securities Act, from and against any and all Losses to which the Company or any such officer, director, controlling person, underwriter or other such holder, partner or director, officer, underwriter, or controlling person of such other holder may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in a registration statement prepared and filed hereunder, any preliminary, final or summary prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon (a) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation of such registration statement or (b) such holder’s failure to send or give a copy of the final prospectus to the persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such final prospectus; provided, however, that the total amounts payable in indemnity by a holder of Registrable Securities under this Section 6.2, in respect of any Losses shall not exceed the net proceeds received by such holder in the registered offering out of which such Losses arise. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person of the Company. The holder of Registrable Securities included in a registration statement shall also indemnify each other person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors, and partners, and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to the Company.

6.3.          Promptly after receipt by a party indemnified pursuant to the provisions of Section 6.1 or Section 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 6.1 or Section 6.2, promptly notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced in its ability to defend such action by such failure to give notice. In case any such action is brought against any indemnified party, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and counsel for the indemnified party reasonably concludes that there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of the indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party pursuant to the provisions of Section 6.1 or Section 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof unless (a) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for the indemnified parties with respect to such claim, unless in the reasonable judgment of counsel for any indemnified party a conflict of interest may exist between such indemnified party and any other indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of additional counsel or counsels for the indemnified parties. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent. An indemnified party may at any time elect to participate in the defense of any claim or proceeding at its own expense.

7.             Underwritten Offerings. If a distribution of Registrable Securities pursuant to a registration statement is to be underwritten, the holders whose Registrable Securities are to be distributed by such underwriters shall be parties to such underwriting agreement in the customary form. No requesting holder may participate in such underwritten offering unless such holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. If any requesting holder disapproves of the terms of an underwriting, such holder may elect to withdraw therefrom and from such registration by notice to the Company and the managing underwriter, and each of the remaining requesting holders shall be entitled to increase the number of Registrable Securities being registered to the extent of the Registrable Securities so withdrawn in the proportion which the number of Registrable Securities being registered by such remaining requesting holder bears to the total number of Registrable Securities being registered by all such remaining requesting holders.

8.             Covenants Relating to Rule 144. If at any time the Company is required to file reports in compliance with either Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) the Company shall (a) file reports in compliance with the Exchange Act and (b) comply with all rules and regulations of the Commission applicable to the use of Rule 144. Upon request, the Company shall deliver to any holder of Registrable Securities a written statement as to whether it has complied with such requirements.

9.             Market Stand-Off Agreement. If requested by the Company or the representative of the underwriters of Common Shares (or other securities) of the Company, each holder of Registrable Securities shall not, without the prior written consent of the Company or the representative of the underwriters, sell (including, without limitation, any short sale), lend, grant any option for the purchase of, otherwise transfer or dispose of, or engage in any hedging or other transactions that involve the transfer of some or all of the risks or benefits of ownership of, any Common Shares (or other securities) of the Company held, directly or indirectly, by such holder (other than those included in the registration). The obligations imposed by this Article 9 shall apply (a) for such period, not to exceed 180 days following the effective date of the relevant registration statement, as shall be specified by the Company or the representative of the underwriters and (b) only to either (i) the Company’s Initial Offering pursuant to a registration statement on Form S–1 or Form SB-2 (or any successor forms thereto) if all officers and directors of the Company and all holders of more than 1% of the voting power of the Company’s capital stock are similarly restricted with respect to such offering or (ii) Registrable Securities excluded from an underwritten public offering pursuant to Section 3.2. Notwithstanding the foregoing, each holder of Registrable Securities shall automatically be released from any and all limitations and restrictions imposed by this Article 9 (or any other such agreement entered into by such holder) on the disposition of Common Shares (or other securities) in the event that, on or after the effective date of a registration, a representative of the underwriters for such registration releases any party holding any security of the Company from similar such limitations or restrictions.

10.           Assignment of Registration Rights. An Investor may assign its rights to cause the Company to register Registrable Securities pursuant to this Agreement only (a) in connection with a transfer of Registrable Securities that is exempt from the registration requirements of the Securities Act and (b) to a transferee or assignee of Registrable Securities that either (i) acquires at least 5% of the Series A Shares, Series B Shares or Series C Shares, as applicable, initially purchased by such Investor or (ii) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of an Investor or of a general partner, limited partner, member or stockholder of Investor; provided, however, that (x) the assignor shall, within ten days before such transfer, furnish to the Company written notice of the name and address of the assignee and the securities with respect to which such registration or qualification rights are being assigned, (y) the assignee shall agree in writing to be subject to all restrictions set forth in this Agreement and (z) in no event shall any such assignment be made to any entity that the

Board of Directors of the Company determines in good faith is a competitor of the Company or an affiliate of such competitor; provided further, however, that an existing subsidiary, parent, general partner, limited partner, member, retired member or stockholder of an Investor or of a general partner, limited partner, retired partner, member or stockholder of Investor shall not be deemed to be a competitor of the Company.

11.           Information Rights. For so long as an Investor (together with its affiliates) shall own in the aggregate not less than (a) with respect to the Series A Investors, at least 2,405,618 Series A Shares (or the Common Shares issuable upon conversion thereof), (b) with respect to the Series B Investors, at least 1,000,000 Series B Shares (or the Common Shares issuable upon conversion thereof), or (c) with respect to the Series C Investors, at least 1,506,588 Series C Shares (or the Common Shares issuable upon conversion thereof) (in each case as adjusted for stock splits, stock dividends, combinations and other recapitalizations) (each a “Qualified Investor” and collectively, the “Qualified Investors”):

11.1.        Financial Reports. The Company shall deliver to each Qualified Investor:

(a)           within five business days of their availability, but in any event within thirty (30) days after the close of each month except for such months which are at the end of quarter or year-end, (A) an unaudited consolidated balance sheet of the Company and any subsidiaries as of the end of such month and as of the end of the two prior months and the corresponding balance sheet from budget as of the end of such month and for the period in the prior fiscal year, (B) the related unaudited consolidated operating statements for such month, the prior two months, the fiscal year to date and the corresponding statements from budget for such month, the fiscal year to date and for the period in the prior fiscal year (C) the related consolidated statement of cash flows for the current month compared to the period in the prior fiscal year; all to be in reasonable detail and (a) are in accordance with the books and records of the Company, (b) present fairly the financial condition and results of operations of the Company as of their dates and for the periods covered (subject to ordinary course year-end audit adjustments) and (c) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other (subject to the absence of footnote disclosure);

(b)           within five business days of their availability, but in any event within thirty (30) days after the close of each fiscal quarter, (A) an unaudited consolidated balance sheet of the Company and any subsidiaries as of the end of such fiscal quarter and the corresponding balance sheet from budget as of the end of such fiscal quarter and for the period in the prior fiscal year, (B) the related unaudited consolidated operating statements for such fiscal quarter, the fiscal year to date and the corresponding statements from budget for such fiscal quarter, the fiscal year to date and for the period in the prior fiscal year and (C) the related consolidated statement of cash flows for the fiscal quarter and for the period in the prior fiscal year; all to be in reasonable detail, and (a) are in accordance with the books and records of the Company, (b) present fairly the financial condition and results of operations of the Company as of their dates and for the periods covered (subject to ordinary course year-end audit adjustments) and (c) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other (subject to the absence of footnote disclosure); and

(c)           within five business days of their availability, but in any event within one hundred twenty (120) days after the end of each fiscal year, an audited consolidated balance sheet of the Company and any subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of income and retained earnings and statements of cash flows for such fiscal year, setting forth in comparative form figures for the previous fiscal year, duly certified by independent public accountants of nationally recognized standing.

11.2.        At least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to the Qualified Investors and its board of directors for discussion purposes a first draft of an annual plan for such year which shall include monthly capital and operating expense budgets, cash flow statements and profit and loss projections and year-end projected balance sheets, itemized in such detail as the Qualified Investors and the Company’s board of directors may reasonably request. The final draft of such annual plan shall be presented to the Company’s board of directors for approval prior to the beginning of each fiscal year of the Company, and the final approved annual plan shall be delivered to the Qualified Investors. Each annual plan shall be modified as often as is necessary to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of such modification shall be submitted to the Company’s board of directors.

11.3.        The Company shall permit each Qualified Investor, and any of its partners, officers or employees, or any outside representatives designated by such Qualified Investor and reasonably satisfactory to the Company, to visit and inspect at the expense of such Qualified Investor any of the properties of the Company or its subsidiaries, including their books and records (and to make photocopies thereof or extracts therefrom), and to discuss their affairs, finances and accounts with their officers, all to such reasonable extent and at such reasonable times and intervals as such Qualified Investor may reasonably request without disruption of the Company’s operations, except with respect to trade secrets and similar confidential information, which need not be disclosed.

11.4.        Each Qualified Investor shall maintain, and require its partners, officers, employees and outside representatives to maintain, the information obtained pursuant to this Article 11 on a confidential basis.

12.           Covenants Related to the SBIC Act. The Company recognizes that, as “Small Business Investment Companies”, as defined in Title 15 of the United States Code (“U.S.C”) Section 662(5), the investment activities of certain Investors (each such Investor, an “SBIC Investor”) are regulated by, among other provisions, 15 U.S.C. Sections 681 – 687m and the regulations promulgated thereunder (collectively, the “SBIC Act”). Accordingly, for so long as any Investor remains an SBIC Investor, the Company covenants as follows:

12.1.        Small Business Concern. The Company covenants that it, together with any “affiliates” (as that term is defined in 13 C.F.R. 121.103), shall remain a “Small Business

Concern” within the meaning of 15 U.S.C. Section 662(5) and the regulations promulgated thereunder, including without limitation 13 C.F.R. 107, and shall continue to meet the applicable size eligibility criteria set forth in 13 C.F.R. 121.301(c)(1) or the industry standard covering the industry in which the Company is primarily engaged as set forth in 13 C.F.R. 121.301(c)(2). The Company shall not, and shall ensure that no affiliates or subsidiaries, engage in any activities for which a small business investment company is prohibited from providing funds by the SBIC Act, including without limitation those set forth in 13 C.F.R. 107.

12.2.        SBA Documentation; Compliance. On the date of this Agreement, each SBIC Investor shall have received from the Company SBA Form 480 (Size Status Declaration) and SBA Form 652 (Assurance of Compliance) which have been completed and executed by the Company, and SBA Form 1031 (Portfolio Finance Report), Parts A and B of which have been completed by the Company. Between the date of this Agreement and the Closing Date, the Company shall provide all additional forms and inspection rights required by the SBA for any SBIC Investor in connection with the issuance of the Series B Preferred Stock, including without limitation Form 652 (Assurance of Compliance for Nondiscrimination).

12.3.        Use of Proceeds. The Company covenants to use the proceeds obtained from the Investors upon the execution and performance of the Purchase Agreement (the “Proceeds”) for research and development, marketing and general working capital. The Company will deliver to each SBIC Investor from time to time promptly following such SBIC Investor’s request, a written report, certified as correct by the Company’s chief financial officer, verifying the purposes and amounts for which the Proceeds have been disbursed.  The Company will supply to each SBIC Investor such additional information and documents as such SBIC Investor reasonably requests with respect to its use of proceeds and will permit each SBIC Investor to have access to any and all Company records and information and personnel as such SBIC Investor deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified above.

12.4.        Activities. The Company covenants that neither it nor any of its affiliates (as defined above) will engage in any activities or use directly or indirectly the Proceeds for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including without limitation 13 C.F.R. 107. Without obtaining the prior written approval of all SBIC Investors, the Company will not change within one (1) year of the date of this Agreement its current business activity to a business activity which a small business investment company is prohibited from providing funds by the SBIC Act. The Company agrees that any such changes in its business activity without such prior written consent will constitute a material breach of its obligations under this Agreement and the Purchase Agreement.

12.5.        Reports. Within sixty (60) days after the end of each calendar year, the Company will furnish or cause to be furnished to each SBIC Investor information required by the SBA concerning the economic impact of such SBIC Investor’s investment, for (or as of the end of) each calendar year, including but not limited to, information concerning full-time equivalent employees; Federal, state and local income taxes paid; gross revenue; source of revenue growth; after-tax profit or loss; and Federal, state and local income tax withholding. Such information shall be forwarded by the Company on a form provided by each SBIC Investor. The Company also will furnish or cause to be furnished to each SBIC Investor such other information regarding the business, affairs and condition of the Company as such SBIC Investor or the SBA may from time to time reasonably request.

13.           Insurance. The Company shall maintain in effect directors and officers, employment practices and product liability insurance policies, each having a coverage amount customary for companies at a similar stage of development, the proceeds of which shall be payable to the Company. Such insurance shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility. The Company shall provide each Investor from time to time upon request with evidence of such insurance policies.

14.           Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

15.           Board of Directors; Compensation Committee.

15.1.        The board of directors shall meet as often as necessary to fulfill its fiduciary responsibilities, as determined by the board of directors in its discretion, but in no event less than once every calendar quarter.

15.2.        The Company shall reimburse each director for the reasonable out-of-pocket travel or other expenses incurred by such director in connection with attending meetings or otherwise fulfilling their fiduciary responsibilities as directors.

15.3.        The Company’s board of directors shall maintain a Compensation Committee to consist exclusively of (i) one of the directors nominated under that certain Second Amended and Restated Voting Agreement of even date herewith (the “Voting Agreement”) by the Series A Investors, who shall initially be Brian Chee, (ii) the director nominated under the Voting Agreement by the Series B Investor (as defined in the Voting Agreement), who shall initially be B. Kristine Johnson, and (iii) each of the Combined Directors (as defined in the Voting Agreement) other than the Chief Executive Officer of the Company. The Compensation Committee shall (a) set the Company’s general compensation goals and policies, (b) approve the cash compensation to be paid to the Company’s officers and (c) recommend all options and other equity compensation to the Company’s board of directors.

16.           Issuance of Stock and Rights to Acquire Stock. For so long as at least 15% of any of the Series A Shares, the Series B Shares or the Series C Shares, respectively, remain outstanding, the Company shall comply with the following provisions:

16.1.        Each time the Company proposes to issue or sell any Equity Securities other than (a) securities offered for sale to the public in the Initial Offering, (b) Common Shares issuable upon conversion of the Preferred Shares, (c) Non-Participating Shares issuable upon conversion of the Preferred Shares and the Common Shares issued or issuable upon the conversion thereof, (d) Common Shares issued upon exercise of options or warrants outstanding on the date of this Agreement, (e) options to purchase up to an additional 2,006,877 shares of Common Stock (not including any options outstanding as of the date of this Agreement) which are available for issuance pursuant to the Company’s 2000 Stock Incentive Plan, as amended to date, and the issuance of Common Shares upon the exercise thereof, and (f) shares of Common Stock issued pursuant to the acquisition of another business entity or other business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity approved by the Board, including the affirmative vote of each of the Series A Directors and the Series B Director (as defined in the Voting Agreement), then the Company shall provide, (i) if at least 15% of the Series A Shares remain outstanding, each Series A Investor, (ii) if at least 15% of the Series B Shares remain outstanding, each Series B Investor, and (iii) if at least 15% of the Series C Shares remain outstanding, each Series C Investor, respectively (each, an “Eligible Investor”), with a notice (the “First Offer Notice”) stating (A) its bona fide intention to offer such Equity Securities, (B) the total number of Equity Securities to be offered, (C) such Eligible Investor’s Pro Rata Share of such Equity Securities and (D) the price and terms upon which the Company proposes to offer the Equity Securities.

16.2.        Each Eligible Investor shall have a period of thirty (30) days from the date on which the First Offer Notice is given to elect to purchase, at the price and on the terms specified in the First Offer Notice, up to such Eligible Investor’s Pro Rata Share of such Equity Securities. If an Eligible Investor elects to purchase such Eligible Investor’s Pro Rata Share, then such Eligible Investor shall have a right of over-allotment such that if any other Eligible Investor fails to purchase such Eligible Investor’s Pro Rata Share of the Equity Securities, Eligible Investors who have elected to purchase their Pro Rata Shares may purchase, on a pro rata basis (taking into account only those shares held by Eligible Investors who did so elect), that portion of the Equity Securities which such other Eligible Investors had the right to purchase but elected not to purchase.

16.3.        If all Equity Securities referred to in the First Offer Notice which the Eligible Investors are entitled to purchase are not elected to be purchased as provided in Section 16.2, the Company may, during the 120-day period following the expiration of the period provided in Section 16.2, sell the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than, and upon terms no more favorable to the purchaser than, those specified in the First Offer Notice. If the Company does not sell all such Equity Securities within such 120-day period, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Eligible Investors pursuant to this Article 16.

17.           Other Covenants.

17.1.        Key Man Insurance. The Company shall maintain in effect life insurance policies having a coverage amount of $1,000,000 on each of Brian Brockway and Perry Mills, the proceeds of which shall be payable to the Company. Such insurance shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility. The Company shall provide each Investor from time to time upon request with evidence of such insurance policies.

17.2.        Options to Purchase Common Shares. From and after the date of this Agreement, the Company, as determined by the Board of Directors, may provide for the issuance of options to purchase up to 2,006,877  Common Shares (not including any options outstanding as of the date of this Agreement) available for issuance pursuant to the Company’s 2000 Stock Incentive Plan, as amended to date. All such options shall provide for the following:

(a)           an exercise price equal to or greater than the fair market value of a Common Share on the date of grant;

(b)           25% vesting on the first anniversary of the grant date and quarterly vesting thereafter over the next 36 months;

(c)           if the Company has allowed the optionee to purchase shares in advance of vesting for tax-planning purposes, then upon termination of the employee’s employment, the Company may repurchase any unvested shares at their original option purchase price;

(d)           except for option agreements that specifically provide for individual accelerated vesting upon a Change in Control either approved by a majority of the Board of Directors, including each of the Series A Directors and the Series B Director (as defined in the Voting Agreement), or recommended unanimously by the Compensation Committee then upon a Change in Control, all unvested options with vesting dates within the one year period following the closing date of the Change in Control transaction shall be accelerated; provided, however, that vesting shall not be accelerated if the acquiror in a Change in Control transaction either (i) adopts and maintains the Company’s option plan in the form existing immediately prior to the Change in Control, or (ii) issues to the optionees new options upon the Change in Control with substantially the same terms as the options in effect immediately prior to the Change in Control; and

(e)           if, within one year after a Change in Control, an employee is terminated without Cause or terminates employment as the result of a Constructive Discharge, all unvested options held by the discharged employee with vesting dates within one year from the date of such termination shall become fully vested as of the effective date of such termination.

17.3.        Non-Competition Agreements. The Company shall require that all new employees of the Company enter into a non-competition, non-solicitation, non-disclosure and invention assignment agreement in a form reasonably acceptable to the Investors. The Company shall require that all new consultants to the Company enter into agreements containing non-solicitation, nondisclosure and invention assignment provisions that are reasonably acceptable to the Investors. In each case, the period of non-competition and non-solicitation shall be eighteen (18) months.

17.4.        Diligence from Third Parties. The Investors shall provide to the Company any information obtained from a third party during the course of such Investors’ due diligence regarding the Company, including but not limited to any information obtained prior to the date of this Agreement.

18.           Amendment and Waiver. Any provision of this Agreement may be amended, and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), by an instrument in writing signed by the Company and the holders of at least a majority of the Registrable Securities then outstanding. In no event shall a waiver of any rights pursuant to this Article 18 be deemed a waiver of any rights not specified in the instrument evidencing such waiver. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach of default thereafter occurring. Notwithstanding anything in this Agreement to the contrary, the Company may in its sole discretion amend this Agreement solely to add Additional Investors who become parties to the Purchase Agreement or to amend Schedule 1 attached hereto to reflect additional Series C Shares issued to such Additional Investors pursuant to the Purchase Agreement.

19.           Termination. The rights and obligations set forth in Articles 11, 12, 14, 15, 16 and 17 shall terminate at the earliest of (i) the closing of an Initial Offering; (ii) the consummation of the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into any other entity (other than the transactions permitted by Section 4.3(C)(2) of the Certificate of Incorporation); (iii) the conversion of all of the Preferred Shares and Non-Participating Shares into Common Stock; (iv) the liquidation or dissolution of the Company, (v) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company, or (vi) the date which is agreed to in writing by the Company and the majority-in-interest of the Investors. This Agreement, and the parties’ obligations hereunder (other than their obligations pursuant to Article 6, which obligations shall survive such termination), shall terminate on the date three (3) years after the date on which the Company first consummates an Initial Offering pursuant to a registration statement on Form S–1 or Form SB-2 (or any successor forms thereto).

20.           Miscellaneous.

20.1.        Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by personal delivery, facsimile transmission, overnight courier requiring signature for delivery or United States mail (postage prepaid, registered or certified, return receipt requested) addressed to such party at the address set forth below, or at such other address as such party shall have specified to the other parties hereto in writing. Any such notice shall be deemed given on the date of delivery thereof if manually delivered, the date of sending thereof if sent by facsimile transmission with electronic confirmation of delivery received, the first business day after the date of sending if sent by overnight courier or five days after the date of mailing if mailed.

The Company:	Transoma Medical, Inc.
4211 Lexington Avenue N., Suite 2244
Arden Hills, MN 55126-6164
Attention: Brian Brockway, President and CEO

with a copy to:	Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street

Minneapolis, MN 55402-1609
Attention: Thomas A. Letscher, Esq.

Investor:	The address set forth opposite such Investor’s name on Schedule 1.

20.2.        Subject to the limitations contained in Article 10, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and enforceable by the successors and permitted assigns of the parties hereto; provided, however, that except as otherwise provided in Article 10, a successor or assign of an Investor shall not be regarded as an “Investor” unless such successor or assign (a) acquired the Shares or Conversion Stock in compliance with the terms of the Purchase Agreement and (b) is either an affiliate of such Investor or acquires at least 20% of Shares and/or Conversion Stock originally issued to such Investor (except that if such Investor originally acquired less than 100,000 Shares, then such Investor must transfer all Shares owned by such Investor).

20.3.        It is the intention of the parties that the internal laws of the State of Delaware, without regard to the body of law controlling conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

20.4.        This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, express or implied, written or oral, including the Prior Agreement, among the parties with respect to the subject matter hereof.

20.5.        The headings of the sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

20.6.        This Agreement may be executed concurrently in two or more counterparts, any one or more of which may be facsimile and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.7.        If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

20.8.        With respect to this Agreement: (a) defined terms may be used in the singular or the plural, as the context requires, (b) unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or,” (c) pronouns of one gender shall include all genders, (d) references to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement, (e) the words “hereof,” “herein” and terms of similar import shall refer to this entire Agreement, (f) unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as” or terms of similar meaning shall not be construed to imply the exclusion of any other particular elements.

20.9.        Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

20.10.      Wherever in this Agreement there is a reference to a specific number of shares of capital stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

20.11.      All shares and Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

20.12.      The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 17 of the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

COMPANY:

TRANSOMA MEDICAL, INC.

By:	/s/ Brian Brockway
Name: Brian Brockway
Title: President and CEO

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

THE WALLIN FOUNDATION

By:	/s/ Winston R. Wallin
Name: Winston R. Wallin
Title: Trustee

2004 WALLIN PARTNERSHIP LLLP

By:	/s/ Brad Wallin
Name: Brad Wallin
Title: General Partner

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

POLARIS VENTURE PARTNERS III, L.P.
By: Polaris Venture Management Co. III, L.L.C. Its General Partner

By:	/s/ William E. Bilodeau
Name: William E. Bilodeau
Title: Attorney-in-fact

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND III, L.P.
By: Polaris Venture Management Co. III, L.L.C. Its General Partner

By:	/s/ William E. Bilodeau
Name: William E. Bilodeau
Title: Attorney-in-fact

POLARIS VENTURE PARTNERS FOUNDERS’ FUND III, L.P.
By: Polaris Venture Management Co. III, L.L.C. Its General Partner

By:	/s/ William E. Bilodeau
Name: William E. Bilodeau
Title: Attorney-in-fact

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

CANAAN EQUITY III L.P.
By:	Canaan Equity Partners III LLC Its General Partner

By:	/s/ Eric A. Young
Name: Eric A. Young
Title: Member/Manager

CANAAN EQUITY III ENTREPRENEURS LLC
By:	Canaan Equity Partners III LLC Its Manager

By:	/s/ Eric A. Young
Name: Eric A. Young
Title: Manager

HUTTON LIVING TRUST DATED 12/10/96

By:	/s/ Wende Hutton
Name: Wende Hutton
Title: Trustee

AFFINITY VENTURES IV, L.P.
By:	Affinity Capital Advisors IV, LLC Its General Partner

By:	/s/ Eelson Spencer
Name: Eelson Spencer
Title: Managing Member

TRELLIS HEALTH VENTURES II L.P.

By:	THV Management II LLC Its General Partner

By:	/s/ Paul J. Felton
Name: Paul J. Felton
Title: Manager

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

WASATCH FUNDS, INC. for Wasatch Ultra Growth Fund

By:	Wasatch Advisors, Inc. Its Investment Adviser

By:	/s/ Daniel Thurber
Name: Daniel Thurber
Title: Vice President

CROSS CREEK CAPITAL, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Daniel Thurber
Name: Daniel Thurber
Title: Vice President

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Daniel Thurber
Name: Daniel Thurber
Title: Vice President

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

MICHAEL BERMAN REVOCABLE TRUST DATED SEPTEMBER 30, 2002

By:	/s/ Michael Berman
Name: Michael Berman
Title: Trustee

D&W VENTURES III, LLC

By:	/s/ Thomas Martin
Name: Thomas Martin
Title: Manager

2003 REVOCABLE TRUST OF MARK WAGNER, DATED APRIL 23, 2003

By:	/s/ Mark Wagner
Name: Mark Wagner
Title: Trustee

RICHARD NIGON IRA

By:	Stifel Nicolaus, Custodian for Richard Nigon IRA

By:	/s/ Lisa K. Bass
Name: Lisa K. Bass
Title: Vice President

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

/s/ Richard Nigon
Richard Nigon

PJC CAPITAL LLC
/s/ Scott LaRue
Name:	Scott LaRue
Its:	Managing Director

MICHAEL L. TURNBULL

/s/ Michael L. Turnbull
Michael L. Turnbull

BOBBY GRIFFIN

/s/ Bobby Griffin
Bobby Griffin

NESTOR JARAMILLO

/s/ Nestor Jaramillo
Nestor Jaramillo

CHARLES SCHWAB, CUSTODIAN FOR THE NESTOR JARAMILLO IRA

/s/ Lisa Shea
Name:	Lisa Shea
Its:

[Signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

LUIS CARLOS CARAMILLO

/s/ Luis Carlos Caramillo
Luis Carlos Caramillo

ORDER OF ST. BENEDICT

/s/ Benedict Leuthner, O.S.B.
Name:	Benedict Leuthner, O.S.B.
Its:	Corporate Treasurer

K. JAMES EHLEN, M.D.

/s/ K. James Ehlen, M.D.
K. James Ehlen

WHITNEY E. PEYTON

/s/ Whitney E. Peyton
Whitney E. Peyton

JEREMY C. GREEN

/s/ Jeremy C. Green
Jeremy C. Green

THE ROBERT W. BAIRD CO., CUSTODIAN FOR THE BENEFIT OF THE MICHAEL L. TURNBULL IRA

/s/ Mary Jane Phillips
Name:	Mary Jane Phillips
Its:	First Vice President

[Counterpart signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

WILLIAM CADOGAN

/s/ William Cadogan
William Cadogan

DEEPAK KAMRA

/s/ Deepak Kamra
Deepak Kamra

DAN CIPORIN

/s/ Dan Ciporin
Dan Ciporin

JOHN BALEN

/s/ John Balen
John Balen

CONNOR ERICKSON YOUNG IRREVOCABLE TRUST DTD 2/11/98

/s/ Eric A. Young
Name:	Eric A. Young, Trustee
Its:	Trustee

RYAN ANDERSON YOUNG IRREVOCABLE TRUST DTD 7/28/95

/s/ Eric A. Young, Trustee
Eric A. Young, Trustee

[Counterpart signature page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

STEPHEN BLOCH

/s/ Stephen Bloch
Stephen Bloch

SETH A. RUDNICK

/s/ Seth A. Rudnick
Seth A. Rudnick

JOHN PACIFICO

/s/ John Pacifico
John Pacifico

NAFCO INSURANCE COMPANY, LTD.

/s/ John Flottmeier, CFA
Name:	John Flottmeier, CFA
Its:	Authorized Agent

CURTIS L. CARLSON FAMILY FOUNDATION

/s/ John Flottmeier, CFA
Name:	John Flottmeier, CFA
Its:	Authorized Agent

[Counterpart signature page to Second Amended and Restated Investor Rights Agreement]

SCHEDULE 1

SCHEDULE OF INVESTORS

Investors

The Wallin Foundation 2550 Metropolitan Centre Suite 2550 333 South 7th Street Minneapolis, MN 55402

2004 Wallin Partnership LLP 2550 Metropolitan Centre Suite 2550 333 South 7th Street Minneapolis, MN 55402

Polaris Venture Partners III, LP 1000 Winter Street Suite 3350 Waltham, MA 02451

Polaris Venture Partners Entrepreneurs’ Funds III, L.P. 1000 Winter Street Suite 3350 Waltham, MA 02451

Polaris Venture Partners Founders’ Fund III, L.P. 1000 Winter Street Suite 3350 Waltham, MA 02451

Canaan Equity III L.P. 2765 Sand Hill Road Menlo Park, CA 94025

Canaan Equity III Entrepreneurs LLC 2765 Sand Hill Road Menlo Park, CA 94025

Hutton Living Trust Dated 12/10/96 2765 Sand Hill Road Menlo Park, CA 94025

Investors

Affinity Ventures IV, L.P. 901 Marquette Avenue, Suite 2820 Minneapolis, MN 55402 Attn: Treasurer Attn: General Counsel

Wasatch Ultra Growth Fund Wasatch Funds, Inc. 150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111 Attn:

Cross Creek Capital, L.P. 150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111 Attn:

Cross Creek Capital Employees’ Fund, L.P. 150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111 Attn:

Michael Berman Revocable Trust Dated September 30, 2002 10727 Genevieve Lane Minnetonka, MN 55305

Trellis Health Ventures II L.P. 425 Market Street, Suite 2200 San Francisco, CA 94105 Attn: Paul J. Felton

D&W Ventures III, LLC Attention: Thomas Martin 50 South Sixth Street Minneapolis, MN 55402

2003 Revocable Trust of Mark Wagner Dated April 23, 2003 18743 Bearpath Trail Eden Prairie, MN 55347

Stifel Nicolaus Custodian for (TXID #43-0538770) RICHARD NIGON IRA (Acct 6843 9108) Attn: Cheri Hill 501 North Broadway St. Louis, MO 63102

Richard Nigon 445 Spring Hill Road Wayzata, MN 55391

Schedule I

Schedule of Investors

Investor	Number of Shares	Aggregate Purchase Price

Cross Creek Capital, L.P. 150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111 Attn:	380,970	$910,518.30

Cross Creek Capital Employees’ Fund, L.P. 150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111 Attn:	37,440	$89,481.60

PJC Capital LLC 1950 University Ave. Palo Alto, CA 94303	418,410	$999,999.90

Michael L. Turnbull 2384 W. Lane Ave. Columbus, OH 43221	41,841	$99,999.99

Bobby Griffin 8085 Wayzata Blvd. #203 Golden Valley, MN 55426	41,841	$99,999.99

Nestor Jaramillo 6608 Parkwood Rd. Edina, MN 55436	37,657	$90,000.23

Nestor Jaramillo IRA c/o Bradley M. Johnston The Johnston Group 121 South Eighth Street Suite 1111 Minneapolis, MN 55402	25,104	$59,998.56

Luis Carlos Jaramillo Apdo Postal 7777 Panama, 9 Panama	31,380	$74,998.20

Order of St. Benedict 31802 Co Rd 159 Collegeville, MN 56321	20,920	$49,998.80

K. James Ehlen, M.D. 600 Pillsbury Center South 220 South Sixth Street Minneapolis, MN 55402-4501	20,920	$49,998.80

Whitney Peyton 25 Bello Drive Edina, MN 55439	20,920	$49,998.80

TOTAL	1,077,403	$2,574,993.17

Schedule I

Schedule of Investors (Third Closing)

Investor	Number of Shares	Aggregate Purchase Price

Jeremy C. Green One Ferry Building, Suite 255 San Francisco, CA 94111	209,205	$499,999.95

The Robert W. Baird Co., custodian for the benefit of the Michael L. Turnbull IRA Attn: Mary Jane Phillips, Client Services 777 E. Wisconsin Ave., Milwaukee, WI 53202	83,682	$199,999.98

William Cadogan 81 Seagate Dr. Unit 1203 Naples, FL 34103	83,682	$199,999.98

Deepak Kamra c/o Canaan Partners 2765 Sand Hill Road Menlo Park, CA 94025	10,460	$24,999.40

Dan Ciporin c/o Canaan Partners 285 Riverside Avenue, Suite 250 Westport, CT 06880	10,460	$24,999.40

John Balen c/o Canaan Partners 2765 Sand Hill Road Menlo Park, CA 94025	8,368	$19,999.52

Connor Erickson Young Irrevocable Trust DTD 2/11/98 c/o Canaan Partners 2765 Sand Hill Road Menlo Park, CA 94025	8,368	$19,999.52

Ryan Anderson Young Irrevocable Trust DTD 7/28/95 c/o Canaan Partners 2765 Sand Hill Road Menlo Park, CA 94025	8,368	$19,999.52

Stephen Bloch c/o Canaan Partners 285 Riverside Avenue,Suite 250 Westport, CT 06880	4,184	$9,999.76

Seth Rudnick c/o Canaan Partners 285 Riverside Avenue,Suite 250 Westport, CT 06880	2,092	$4,999.88

John Pacifico c/o Canaan Partners 285 Riverside Avenue, Suite 250 Westport, CT 06880	1,255	$2,999.45

TOTAL	430,124	$1,027,996.36

Schedule I

Schedule of Investors (Fourth Closing)

Investor	Number of Shares	Aggregate Purchase Price

Curtis L. Carlson Foundation 301 Carlson Parkway, Suite 275 Minnetonka, MN 55305	418,410	$999,999.90

NAFCO Insurance Company, Ltd. 301 Carlson Parkway, Suite 275 Minnetonka, MN 55305	102,989	$246,143.71

TOTAL	521,399	$1,246,143.61